FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940

   |_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

   |_| Form 3 Holdings Reported

   |x| Form 4 Transaction Reported
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1. Name and Address of Reporting Person

      Cunliffe                            Eric
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       (Last)                      (First)                    (Middle)

      11115 Rushmore Drive
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                                  (Street)
      Charlotte                      NC                       28277
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       (City)                      (State)                      (Zip)
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2. Issuer Name and Ticker or Trading Symbol
      LendingTree, Inc.   "TREE"
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3. IRS or Social Security Number of Reporting Person, if an entity
   (Voluntary)

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4. Statement of Month/Year
      December, 2000
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5. If amendment, Date of Original (Month/Year)
      February 8, 2001
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ___ Director                               ___ 10% Owner
     X Officer (give title below)                 Other (specify below)
   ----                                       ---

      SVP & GM, Homespace Services
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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
   ---
   ___Form Filed by More than one Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)
      Common Stock
      Common Stock
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2. Transaction Date (Month/Day/Year)
      (i)   11/06/00
      (ii)  11/06/00
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3. Transaction Code (Instr. 8)
      (i)   P4
      (ii)  P4
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
      (i)   450                         A                         $5.125
      (ii)  500                         A                         $5.0625
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         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)
      (i)
      (ii)  950
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
      (i)   D
      (ii)  D
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7. Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A
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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
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1. Title of Derivative Security (Instr. 3)
      (i)   Option
      (ii)  Option
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2. Conversion of Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

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               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)
           08/02/04 (1)                               08/02/10
           08/02/04 (1)                               08/02/10
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           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      (i)    Common Stock                             55,412
      (ii)   Common Stock                             19,588
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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)
      (i)   $7.22
      (ii)  $7.22
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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)
      (i)   55,412
      (ii)  19,588
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
      (i)   D
      (ii)  D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
      N/A
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   EXPLANATION OF RESPONSES:
      (1) Vests over 4 years.


             /s/Eric Cunliffe                      February 9, 2001
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   **  SIGNATURE OF REPORTING PERSON                     DATE


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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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